Exhibit 99.1

For Immediate Release

Contacts: Thomas F. Hoffman at (412) 831-4060; or Charles Mazur at (412) 831-4340

CONSOL Energy Reports Earnings for Third Quarter 2007

PITTSBURGH (October 25, 2007) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported a net loss of $5.4 million, or $0.03 per diluted share, for its third quarter ended September 30, 2007, compared with net income of $48.3 million, or $0.26 per diluted share for the same period a year ago. The Buchanan Mine roof fall that occurred on July 9, 2007, adversely impacted net income during the period just ended by approximately $84.0 million, which includes additional expenses incurred in managing and monitoring the underground mine atmosphere since the mine was idled, as well as income from sales that were lost once inventories at the mine were depleted.

Net cash from operating activities was $141.6 million for the quarter just ended, compared with $90.2 million for the September 2006 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Sept. 30, 2007	Quarter Ended Sept. 30, 2006		Nine Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2006
Total Revenue and Other Income	$868.4	$843.4		$2,843.6	$2,761.5
Net Income (Loss)	$(5.4)	$48.3	*	$261.0	$293.5	*
Earnings Per Share – diluted	$(0.03)	$0.26	*	$1.41	$1.58	*
Net Cash from Operating Activities	$141.6	$90.2		$596.0	$439.3
EBITDA	$85.1	$135.4		$630.4	$646.7
EBIT	$2.7	$62.6		$395.6	$427.6
Capital Expenditures	$475.8	$175.0		$811.6	$494.2
Other Investing Cash Flows**	$9.5	$(1.6)		$(40.5)	$(37.0)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. For the quarter and nine months ended Sept. 30, 2007, capital expenditures include $296.7 for the acquisition of AMVEST and $16.9 for the acquisition of Piping and Equipment. The nine months also includes $16.3 for the acquisition of gas mineral rights. For the nine months ended Sept. 30, 2006, capital expenditures include $24.8 for the acquisition of Mon River Towing and J.A.R. Barge Lines. *Restated per guidance FSP AUG AIR-1 issued September 2006 by the Financial Accounting Standards Board (Prior year net income for the quarter and year-to-date has been adjusted. The adjustment relates to accounting for major maintenance expenditures and although it impacts prior year quarterly results, earnings for the annual period 2006 will remain unchanged.) **Represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; CNX Gas share purchase; and Proceeds from Sales of Assets.

“The idling of the Buchanan Mine early in July, overwhelmed what was generally a good third quarter,” said J. Brett Harvey, president and chief executive officer. “While the third quarter is historically a slow quarter for our mining operations mainly due to miners’ vacation, had it not been for the Buchanan event, we would have been well ahead of last year’s third quarter and essentially on-target with most of our internal projections.” Harvey also noted that the Buchanan situation is a finite event, and the financial impacts of the Buchanan idling could be mitigated in the future because the company expects to make recoveries under its existing insurance policies. He said insurance coverage includes property damage, cost recovery and business interruption recoveries (after deductibles have been reached). Business interruption recoveries are estimated to be more than $640,000 per day, following a 90-day waiting period.

Harvey noted that total revenue, net cash from operating activities, gas production, and average realized prices for both coal and gas all improved in the period-to-period comparison.

“Most of the key indicators suggest that a very robust energy market is rapidly developing,” Harvey explained. Increased global demand for coal, particularly in the Pacific Rim, strong demand for scarce, high-quality metallurgical coal, the extension of the normal cooling season into October because of above normal temperatures, and reduced production in most U.S. coal basins have resulted in tight supplies and a rebound in coal prices, Harvey said.

“We are seeing a repeat of the cycle we saw in 2004-2005, except that we expect the international market for both steam and met coal to be much stronger and likely to remain strong much longer,” Harvey continued. “From a U.S. coal producer’s perspective, the strength of the international market should insulate us to some extent if there is a mild winter in the United States or a slow down in the U.S. economy.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income increased 3.0 percent, despite the lost sales of approximately 770,000 tons of high value, metallurgical grade coal from the Buchanan Mine incident. During the third quarter, the company recognized higher average realized pricing for the coal and gas segment.

Net cash from operating activities was $141.6 million for the quarter just ended, compared with $90.2 million for the September 2006 quarter, an increase of approximately 57.0 percent. The improvement in net cash from operating activities reflects $113.3 million of proceeds from our accounts receivable securitization facility and changes in net working capital, offset, in part, by the reduction in net income from the same period a year ago.

Total costs increased 11.4 percent, mainly due to approximately $72.0 million of expenses incurred associated with the Buchanan Mine outage as well as higher cost of goods sold and higher depreciation, depletion and amortization.

Cost of goods sold and Other Operating Charges (including Purchased Gas Costs and Gas Royalty Interest Costs) increased 11.8 percent, primarily reflecting higher costs incurred associated with the Buchanan Mine outage, and to a lesser extent higher labor-related benefit costs and higher supply costs. The higher labor-related benefit costs are primarily attributable to required contributions into employee benefit funds as a result of the five-year labor agreement with the United Mine Workers of America (UMWA) that commenced January 1, 2007. The year ago period included a pre-tax, non-cash charge of $21.8 million attributable to the acceleration of previously unrecognized actuarial losses related to the company’s salary pension plan.

Depreciation, depletion and amortization increased 13.2 percent, primarily reflecting the additional assets related to the AMVEST acquisition as well as various coal assets and other projects placed in service after the 2006 period.

Interest expense was essentially flat for the period-to-period comparison.

Taxes other than income increased 5.1 percent, primarily due to higher property taxes related to the recording of additional property, plant and equipment. Also, Virginia state tax credits were reduced because the company is unable to earn tax credits due to the temporary reduction in employees related to the Buchanan Mine outage.

As of September 30, 2007, CONSOL Energy had $181.0 million of short-term debt and had $592.7 million in total liquidity, which is comprised of $20.3 million of cash, an available accounts receivable securitization facility of $36.7 million and $572.4 million available to be borrowed under its $1.0 billion bank facility. As of September 30, 2007, CNX Gas Corporation had no short-term debt and had $243.5 million in total liquidity, which is comprised of $58.4 million of cash and $185.1 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended Sept. 30, 2007		Quarter Ended Sept. 30, 2006		Nine Months Ended Sept. 30, 2007		Nine Months Ended Sept. 30, 2006
Total Coal Sales (millions of tons)	15.2		15.6		49.5		51.3
Sales – Company Produced (millions of tons)	15.0		15.4		49.0		50.3
Coal Production (millions of tons)	14.6	*	15.3		48.8		51.5
Average Realized Price Per Ton – Company Produced	$40.28		$39.11		$40.58		$39.08
Operating Costs Per Ton	$28.11		$26.34	**	$25.21		$24.16	**
Non-Operating Charges Per Ton	$4.91		$5.85		$4.65		$4.67
DD&A Per Ton	$3.92		$3.48		$3.37		$3.07
Total Cost Per Ton – Company Produced	$36.94		$35.67	**	$33.22	***	$31.90	**
Operating Margins Per Ton	$12.17		$12.77	**	$15.37		$14.92	**
Financial Margins Per Ton	$3.34		$3.44	**	$7.36		$7.18	**(*)

Average Realized Price Per Ton – Company Produced includes the value of sales of company produced coal as well as changes in the value of inventory. Sales and production includes CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 0.3 million tons of metallurgical grade coal. **AIR-1 issued September 2006 by the Financial Accounting Standards Board. ***May not add due to rounding.

Coal segment operating and financial margins declined for the quarter-to-quarter comparison, primarily due to the Buchanan Mine outage, and were partially offset by higher realized pricing per ton in the quarter just ended.

“Buchanan adversely impacted margins period-to-period. However, the cash margins and financial margins for our coal group are up year-to-date,” commented Harvey. “In a high-fixed cost business such as underground mining, these are strong indicators that we are realizing higher prices for our coal while successfully completing efficiency projects to keep our costs under control, despite lower production.”

Sales of company-produced coal decreased 0.4 million tons, period-to-period, due to the Buchanan Mine outage and previously idled Central Appalachian production, and were partially offset by the AMVEST acquisition.

Average realized price was up $1.17 per ton, or 3.0 percent in the period-to-period comparison despite the loss of sales from Buchanan, primarily reflecting a general increase in market prices compared with last year, and opportunistic sales of some steam coal into the metallurgical market.

Production, period-to-period, was down 4.6 percent, primarily because of a nearly 1.3 million ton reduction in output from Buchanan Mine as well as previously-announced production cutbacks elsewhere in Central Appalachia, partially offset by production from the acquisition of AMVEST . The Buchanan Mine roof fall on July 9, 2007, as well as geological conditions at McElroy Mine and Mine 84 reduced production during the period. Geological conditions at McElroy have improved and the mine is currently meeting expected production rates. The acquisition of AMVEST was completed on July 31, 2007 and was included for two months of production. The third quarter is a seasonally slow quarter in terms of coal production due to miners’ vacation. The following mines took a one-week vacation period during the third quarter ending September 30, 2007: Bailey and Enlow Fork. The following mines took a two-week vacation period during the third quarter: Mine 84, Robinson Run, and Emery.

In the period-to-period comparison, total costs were up $1.27 per ton, or 3.6 percent. Operating costs for company-produced coal in the period-to-period comparison increased $1.77 per ton, or 6.7 percent, primarily due to higher maintenance and supply costs, as well as higher health and retirement benefit costs attributable to required contributions into employee benefit funds as a result of the five-year labor agreement with the United Mine Workers of America (UMWA) that commenced January 1, 2007. Higher operating costs were somewhat offset by lower contract mining expenses and lower production taxes. Total costs per ton for the year ago period, included pension settlement charges of approximately $19.1 million, or $1.25 per ton.

Operating margins (average realized price per ton less operating costs per ton) were $12.17 per ton, a decline of 4.7 percent period-to-period, due to lower production. Financial margins (average realized price less total costs) were down $0.10 per ton, a decrease of 2.9 percent period-to-period, also due to lower production.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.7 percent of which is owned by CONSOL Energy, reported total net income of $31.3 million for the quarter ended September 30, 2007, compared with $37.6 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on October 25, 2007. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Shares Repurchase Update

During the quarter just ended, the company repurchased approximately 1.5 million shares at a total cost of $54 million. In total, the company has repurchased 5,602,600 shares at an average price of $34.98 per share under a $300 million authorization from the Board of Directors for the period January 1, 2006 through December 31, 2007. Shares are repurchased at the company’s discretion on the open market.

Developments during the Quarter

AMVEST Acquisition Completed

In July, the company completed the acquisition of AMVEST Corporation and certain of its subsidiaries and affiliates, including AMVEST West Virginia Coal and Vaughan Railroad Company. Included in the acquisition are approximately 200 million tons of low-sulfur coal reserves. When combined with CONSOL’s approximately 100 million tons of adjacent coal reserves to the north, this acquisition creates a reserve block of nearly 300 million tons of surface and underground coal. Also included in the acquisition are four coal preparation plants, several fleets of modern mining equipment, and a common carrier short line railroad that connects the preparation plants to the CSX and Norfolk Southern rail interchanges.

Dividend Policy Change

In August, the Board of Directors of CONSOL Energy amended the company’s dividend policy, allowing the company to increase its dividend from $0.28 per share to $0.40 per share on an annualized basis, an increase of 43 percent.

Agreement with Synthesis Energy Systems

In September, the company entered into an agreement to investigate the development of coal-based gasification facilities to produce feedstock for various industrial chemical manufacturers. CONSOL Energy and SES will also investigate the feasibility of producing substitute natural gas (SNG) to meet the demand for clean, affordable energy. Under the agreement, CONSOL Energy and SES will perform engineering, environmental, and marketing assessments to analyze the feasibility of projects that would use coal gasification technology to convert coal from preparation plants tailings provided by CONSOL Energy’s coal mining complexes located in the eastern United States into higher-value products including: methanol, ethanol, mixed alcohols, ammonia and SNG. The project initially will focus on CONSOL Energy’s Northern Appalachian mine sites in Pennsylvania, West Virginia and Ohio. CONSOL Energy mining complexes produce an estimated 20 million tons per year of coal preparation plants tailings that include un-recovered coal that could be used to make valuable liquid and gas products rather than be land filled as waste. The waste stream from CONSOL Energy’s five largest Northern Appalachian mining complexes has the potential to produce approximately 40,000 to 50,000 barrels of liquids per day or 40- 50 billion cubic feet of gas per year.

Robinson Run Capital Project Completed

During the quarter, the company completed its capital project at Robinson Run Mine. Over the previous 2 years, a new preparation plant, portal and slope were built and the installation of the associated overland belt infrastructure was completed. The new overland belt system replaces more than 7.0 miles of underground belts and allows the company to lower maintenance costs. In addition, the new portal reduces underground travel time by 50%. The new preparation plant enables the company to process more raw coal with increased efficiency and higher recovery rates. Robinson Run produced 5.7 million tons during 2006.

Multi-year, Multi-Million Ton Coal Agreements Signed

During the third quarter, the company entered into multi-year, multi-million dollar coal supply agreements with scrubbed utilities in the Midwest and the Southeast. The transactions consist of an aggregate of 9.3 million tons of Northern Appalachia coal to be supplied to new electricity generating units owned by We Energies and Santee Cooper. Under the agreement with We Energies, CONSOL Energy will supply approximately 2.8 million tons for a period of 2.5 years starting in July 2008. The coal is expected to be shipped from CONSOL Energy’s Bailey, Enlow and Blacksville mines for consumption at We Energies’ two new units at the Oak Creek Power Plant site. The units were designed to burn Pittsburgh 8 seam coal and are expected to be at full capacity in 2011. The agreement with Santee Cooper requires CONSOL Energy to supply approximately 6.5 million tons for the 2007-2011 timeframe. The coal is expected to be shipped from CONSOL Energy’s Bailey Mine to Santee Cooper’s new Cross #3 and Cross #4 units that are based in South Carolina. The Cross #3 unit came online in 2007 and the Cross #4 unit is scheduled to come online in 2009.

Mine 84 Likely to be Idled

On September 5, the company issued notice under the Worker Adjustment and Retraining Notification Act (WARN) of a layoff at Mine 84, near Washington, Pa., that may occur during a 14-day period beginning November 7, 2007. Up to 111 workers at Mine 84 may be affected by the layoff. The mine has a total workforce of 482. Analysis of mine performance has led the company to the conclusion that Mine 84 is not meeting the company’s current internal rate of return target for capital deployed in mining operations. As a result, the company plans to suspend longwall development at Mine 84 in November and to only produce coal that has already been developed for its longwall system. The development of blocks of coal to be mined by the longwall system is done with smaller continuous mining machines. Mining will continue until the coal already developed for longwall mining is depleted. Current plans envision the depletion of longwall-mined coal in the second quarter of 2008. At that time, it is expected that the mine will be placed on long-term idle.

Subsequent Events

River Transport Group Acquisition

On October 3, the company closed the acquisition of Tri-River Fleeting Harbor Services, Inc., and Tri-River Marine, Inc. Terms of the purchase were not disclosed. With the arrangement, CONSOL Energy acquires control of eight towboats that operate along the Monongahela and Ohio rivers. With the Tri-River acquisition, CONSOL Energy increases its fleet of towboats to 27 vessels, thereby expanding the company’s ability to ship coal and limestone to existing and potential customers in the upper Ohio River system.

Mill Creek Assets to be Sold

On October 23, 2007, CONSOL Energy Inc., through its subsidiary CONSOL of Kentucky Inc., has entered into a non-binding letter of intent to sell certain assets, including surface facilities and reserves, of the company’s Mill Creek operations in eastern Kentucky to NR Energy LLC. The preparation plant at Mill Creek currently is on idle status. Last year the Mill Creek complex produced 1.8 million tons of coal. CONSOL of Kentucky intends to consolidate processing of both its company-produced and contractor-produced coal in the area through its Jones Fork Preparation Plant, also in eastern Kentucky. Terms of the transaction are not disclosed at this time. Closing on the transaction is subject to the negotiation and execution of a definitive purchase agreement as well as the satisfaction of customary closing conditions and is expected to occur by year-end.

Other Developments

Buchanan Mine Update

Efforts to eliminate carbon monoxide in the mine have been narrowed to an underground area about 400 feet in diameter into which the company is continuing to pump inert gas through a number of bore holes that have been drilled. The underground area of the Buchanan Mine encompasses about 20 square miles. Based on the analysis of gases sampled from the area, the company believes the data continue to support the conclusion that no active combustion is occurring in the area.

When the company determines that it is appropriate to stop injecting inert gas into the area, it will work with state and federal agencies to jointly analyze gas samples from the mine under ambient conditions. In the interim, the company will continue to consult with federal and state agencies on various components of a re-entry plan. When the company determines it is appropriate to re-enter the mine, it will seek approval from the federal Mine Safety and Health Administration (MSHA) and the Virginia Department of Mines, Minerals and Energy (DMME).

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is still in the process of updating production forecasts for the full years 2008, 2009 and 2010 to reflect the AMVEST acquisition as well as any other changes to its long-range plan and is not providing guidance for those years at this time. Assumptions regarding AMVEST are included in all other guidance.

GUIDANCE

	2007 Estimate		2008 Estimate	2009 Estimate	2010 Estimate
COAL
Tons Produced (millions of tons)	64.8 – 66.8	*	N.A.	N.A.	N.A.
Tons Committed (millions of tons at October 17, 2007)	65.7	*	64.7	42.1	36.4
Tons Committed and Priced (millions of tons at October 17, 2007)	65.7	*	62.9	30.1	19.3
Avg. Realized Price/Ton Committed & Priced	$40.68	*	$42.33	$43.24	$44.71

*	Assumes the Buchanan Mine remains idle in the fourth quarter, 2007.

2007 Quarterly Production Guidance

	1Q Actual	2Q Actual	3Q Actual	4Q Estimate
Coal (millions of tons)	17.8	16.4	14.6	16.0 – 18.0	*

*	Assumes the Buchanan Mine remains idle in the fourth quarter, 2007.

Energy Market Overview

Global Demand Growing

CONSOL Energy believes the world is moving into a cycle of strengthening, sustainable demand for coal. Developing countries such as China, India, Vietnam and Indonesia are experiencing economic growth, driving demand for both steam coal and metallurgical coal.

In some cases, countries that previously had been net exporters of steam coal have become net importers in order to meet the fuel demands for new coal-fired electricity plants being built to support the growing consumption of power. Steam coal exporting countries with good logistics to the Pacific Rim are shipping fewer tons to Europe, creating an opportunity for eastern U.S. steam coal producers, historically swing suppliers of coal to Europe, to increase their share of the European market.

This is expected to create a sustainable opportunity for CONSOL Energy to sell additional steam coal in Europe over the next several years. “We estimate that more than half of European power plants are scrubbed,” said Harvey. “This creates a natural secondary market for our Appalachian coal. Interestingly enough, the prices that we currently are realizing from Europe are, for the most part, at a premium to domestic coal prices.” The company is expecting steam coal exports this year, compared with 2006, to increase by more than 40 percent, and expects to increase 2007 volumes by approximately 25% for 2008.

For CONSOL Energy, the rise in world coal demand amplifies the growth in market opportunities the company expects to have as U.S. power plants in the eastern United States retrofit their existing plants with scrubbers and other pollution control equipment. “The market for coal shipped to the growing number of scrubbed power plants in the eastern U.S., will remain our largest and most important market,” Harvey said. “However, domestic power plant operators should realize that Appalachian coal is no longer limited to its traditional regional markets. The growing global need for coal and the high Btu content of these coals means that they can travel farther and compete in a larger marketplace.”

Metallurgical Demand Expected to Grow

World demand for high-quality metallurgical coal is also forecasted to grow. CONSOL Energy has approximately 2.9 million tons of metallurgical coal available for sale or re-pricing for 2008. “When Buchanan comes back online, we are confident that we will be able to capitalize on the robust pricing that is available in the global met markets,” commented Harvey. “Furthermore, the acquisition of AMVEST is expected to expand our high-vol metallurgical coal portfolio over time and enables us to meet the increased demand for this type of coal.” CONSOL Energy completed the acquisition of AMVEST on July 31, 2007.

Repeating a pattern that occurred in 2004-2005, some producers, to meet the strong demand for coking coal, are shifting coal that had been sold as a domestic steam product into the metallurgical markets if the coal has some coking properties. This shift tends to impact domestic steam coal supplies on the margin, and is placing upward pressure on domestic steam coal prices.

Higher Prices Expected

“The current global consumption of both metallurgical and steam coal, transportation and infrastructure constraints in some coal exporting countries, the decline in production year-over-year in most U.S. coal basins, and the extension of the U.S. cooling season into mid-October, has created rising demand for our coal,” said Harvey. “In the short-term, we expect to capitalize on the opportunity through higher realized pricing.” Harvey noted that the company currently is selling its high-Btu, mid-sulfur Pittsburgh 8 seam coal at the mine in the $52-$55 range for 2008 delivery to Europe.

Harvey said that, in the mid-term, the company has the ability to take advantage of this longer and more robust global cycle of coal demand by prudently investing both in its coal production capacity and in its transportation infrastructure.

Ability to Respond to Markets

“We have several coal projects that give us the ability to increase our production over the next few years, if market conditions warrant it,” said Harvey. “Because we own rather than lease the majority of our approximately 4.5 billion tons of coal reserves, primarily located in the eastern half of the U.S., we are not asset-constrained and are in an excellent position to expand production when needed.” Harvey noted that the ongoing slope, overland belt and haulage project at the company’s currently idled Shoemaker Mine in West Virginia will increase the mine’s production capacity up to 7 million tons per year from its previous capacity of 4 million tons per year. He also noted that nearly all of CONSOL’s coal mines have either dual-rail access or rail and water access and therefore are not constrained by transportation options.

Harvey said the company will continue to execute on its transportation strategy as well. “Our recent acquisition of eight towboats complements our existing river transportation fleet that operates on the inland waterways,” he said. “We see increased opportunities, not only to transport coal to our customers on the Upper Ohio River system, but also to haul limestone to those utilities that will need this product to run scrubbers recently installed on their power plants.” CONSOL Energy currently owns and operates 27 towboats, 650 barges and the Alicia Transshipment Facility on the Monongahela River.

“We believe there is a fundamental and profound shift taking place in the energy markets, particularly for coal,” he concluded. “However, we will maintain our disciplined approach to the sale and to the production of coal because it creates the greatest value for our shareholders over the long run. Our assets and logistical advantages place us in an excellent position over time to capitalize on the increasing global demand for coal.”

# # #

CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.7 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 9/30/07	Quarter Ended 9/30/06	Nine Months Ended 9/30/07	Nine Months Ended 9/30/06
Net Income	$(5,384)	$48,284	$260,995	$293,534

Add: Interest Expense	5,820	5,685	19,257	17,791
Less: Interest Income	(2,211)	(4,608)	(11,658)	(12,309)
Add: Income Taxes	4,506	13,208	126,964	128,567

Earnings Before Interest & Taxes (EBIT)	2,731	62,569	395,558	427,583
Add: Depreciation, Depletion & Amortization	82,402	72,824	234,880	219,088

Earnings Before Interest, Taxes and DD&A (EBITDA)	$85,133	$135,393	$630,438	$646,671

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,”“ “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of government regulation; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2006 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales - Outside	$791,981	$747,898	$2,504,408	$2,441,149
Sales - Gas Royalty Interests	10,175	13,221	36,841	41,714
Sales - Purchased Gas	821	9,076	3,297	41,206
Freight - Outside	44,707	38,239	132,007	113,007
Other Income	20,692	34,918	167,006	124,427

Total Revenue and Other Income	868,376	843,352	2,843,559	2,761,503
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	634,852	555,822	1,745,258	1,628,147
Gas Royalty Interests’ Costs	8,525	10,781	31,663	34,400
Purchased Gas Costs	496	9,340	2,988	42,091
Freight Expense	44,707	38,239	132,007	113,007
Selling, General and Administrative Expense	26,623	25,062	79,171	67,053
Depreciation, Depletion and Amortization	82,402	72,824	234,880	219,088
Interest Expense	5,820	5,685	19,257	17,791
Taxes Other Than Income	60,064	57,145	190,816	195,301

Total Costs	863,489	774,898	2,436,040	2,316,878

Earnings Before Income Taxes and Minority Interest	4,887	68,454	407,519	444,625
Income Taxes	4,506	13,208	126,964	128,567

Earnings Before Minority Interest	381	55,246	280,555	316,058
Minority Interest	(5,765)	(6,962)	(19,560)	(22,524)

Net Income	$(5,384)	$48,284	$260,995	$293,534

Basic Earnings Per Share	$(0.03)	$0.26	$1.43	$1.60

Dilutive Earnings Per Share	$(0.03)	$0.26	$1.41	$1.58

Weighted Average Number of Common Shares Outstanding:
Basic	181,866,727	183,246,777	182,123,133	183,597,117

Dilutive	181,866,727	185,555,687	184,517,283	185,850,322

Dividends Paid Per Share	$0.07	$0.07	$0.21	$0.21

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating Activities:
Net Income (Loss)	$(5,384)	$48,284	$260,995	$293,534
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	82,402	72,824	234,880	219,088
Stock-based Compensation	3,779	4,066	20,496	10,325
Gain on the Sale of Assets	(3,357)	(2,364)	(109,898)	(5,476)
Change in Minority Interest	5,765	6,962	19,560	22,524
Amortization of Mineral Leases	81	672	3,546	4,069
Deferred Income Taxes	6,609	(6,869)	63,643	10,424
Equity in Earnings of Affiliates	(2,476)	50	(5,209)	(669)
Changes in Operating Assets:
Accounts Receivable Securitization	113,300	—	113,300	—
Accounts and Notes Receivable	20,882	2,623	34,941	(5,533)
Inventories	25,478	2,202	10,480	(40,895)
Prepaid Expenses	(20,722)	(21,278)	(9,180)	(21,714)
Changes in Other Assets	3,459	2,327	19,977	308
Changes in Operating Liabilities:
Accounts Payable	51,017	27,137	11,822	(23,960)
Other Operating Liabilities	(57,170)	(11,676)	(21,063)	(45,290)
Changes in Other Liabilities	(81,260)	(34,868)	(52,182)	16,213
Other	(838)	121	(73)	6,349

Net Cash Provided by Operating Activities	141,565	90,213	596,035	439,297

Investing Activities:
Capital Expenditures	(179,163)	(175,033)	(514,911)	(494,167)
Additions to Mineral Leases	(1,882)	(1,480)	(10,733)	(5,670)
Acquisition of AMVEST, net of cash received	(296,659)	—	(296,659)	—
Net Investment in Equity Affiliates	(794)	(1,505)	(3,034)	(1,402)
Purchase of CNX Gas Stock	(10,000)	—	(10,000)	—
Proceeds from Sales of Assets	3,232	4,654	64,287	44,028

Net Cash Used in Investing Activities	(485,266)	(173,364)	(771,050)	(457,211)

Financing Activities:
Payments on Miscellaneous Borrowings	(1,600)	(4,010)	(1,316)	(4,093)
Proceeds from Revolver	181,000	—	181,000	—
Payments on Long Term Notes	—	—	(45,000)	—
Tax Benefit from Stock-Based Compensation	1,715	2,082	6,358	37,878
Dividends Paid	(12,756)	(12,847)	(38,282)	(38,631)
Issuance of Treasury Stock	2,047	1,047	7,200	12,777
Purchases of Treasury Stock	(54,514)	(32,819)	(80,132)	(116,450)
Stock Options Exercised	—	—	—	1,362

Net Cash Provided by (Used in) Financing Activities	115,892	(46,547)	29,828	(107,157)

Net Decrease in Cash and Cash Equivalents	(227,809)	(129,698)	(145,187)	(125,071)
Cash and Cash Equivalents at Beginning of Period	306,505	345,267	223,883	340,640

Cash and Cash Equivalents at End of Period	$78,696	$215,569	$78,696	$215,569

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) September 30, 2007	December 31, 2006
ASSETS

Current Assets:
Cash and Cash Equivalents	$78,696	$223,883
Accounts and Notes Receivable:
Trade	190,960	303,175
Other Receivables	58,458	51,890
Inventories	165,527	149,307
Deferred Income Taxes	123,592	117,231
Recoverable Income Taxes	—	1,278
Prepaid Expenses	81,124	67,732

Total Current Assets	698,357	914,496
Property, Plant and Equipment:
Property, Plant and Equipment	8,782,244	7,849,936
Less - Accumulated Depreciation, Depletion and Amortization	3,980,789	3,809,649

Total Property, Plant and Equipment - Net	4,801,455	4,040,287
Other Assets:
Deferred Income Taxes	379,407	507,996
Investment in Affiliates	92,462	84,219
Other	104,741	116,334

Total Other Assets	576,610	708,549

TOTAL ASSETS	$6,076,422	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) September 30, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$239,606	$225,060
Short-Term Notes Payable	181,000	—
Current Portion of Long-Term Debt	16,964	59,518
Accrued Income Taxes	38,318	—
Other Accrued Liabilities	463,337	455,546

Total Current Liabilities	939,225	740,124

Long-Term Debt:
Long-Term Debt	398,163	391,983
Capital Lease Obligations	91,535	100,762

Total Long-Term Debt	489,698	492,745

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,259,996	2,252,115
Pneumoconiosis Benefits	199,151	184,424
Mine Closing	408,550	389,896
Workers’ Compensation	135,614	121,337
Deferred Revenue	4,636	13,106
Salary Retirement	39,207	113,944
Reclamation	27,120	26,461
Other	174,608	127,370

Total Deferred Credits and Other Liabilities	3,248,882	3,228,653

Minority Interest	157,102	135,659

Total Liabilities and Minority Interest	4,834,907	4,597,181

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 181,246,015 Outstanding at September 30, 2007; 185,126,526 Issued and 182,654,629 Outstanding at December 31, 2006	1,851	1,851
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	946,318	921,881
Retained Earnings	803,267	600,541
Other Comprehensive Loss	(371,369)	(375,717)
Common Stock in Treasury, at Cost—3,880,511 Shares at September 30, 2007 and 2,471,897 Shares at December 31, 2006	(138,552)	(82,405)

Total Stockholders’ Equity	1,241,515	1,066,151

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,076,422	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2006	$1,851	$921,881	$600,541	$(375,717)	$(82,405)	$1,066,151

(Unaudited)
Net Income	—	—	260,995	—	—	260,995
Treasury Rate Lock (Net of $39 tax)	—	—	—	(62)	—	(62)
Amortization of Prior Service Costs and Actuarial Gains (Loss) (Net of $1,359 tax)	—	—	—	(2,727)	—	(2,727)
Pension Settlement Accounting (Net of $1,062 tax)	—	—	—	2,132	—	2,132
Minority Interest in Other
Comprehensive Income and Stock-based Compensation of Gas	—	—	—	(1,183)	—	(1,183)
Gas Cash Flow Hedge (Net of $3,640 tax)	—	—	—	6,549	—	6,549
FAS 158 Long-Term Liability Adjustments	—	—	—	(361)	—	(361)

Comprehensive Income (Loss)	—	—	260,995	4,348	—	265,343
Cumulative Effect of FASB Interpretation No. 48 Adoption	—	—	(3,202)	—	—	(3,202)
Issuance of Treasury Stock	—	—	(16,785)	—	23,985	7,200
Purchases of Treasury Stock	—	—	—	—	(80,132)	(80,132)
Tax Benefit from Stock-Based Compensation	—	6,358	—	—	—	6,358
Amortization of Stock-Based Compensation Awards	—	18,079	—	—	—	18,079
Dividends ($0.21 per share)	—	—	(38,282)	—	—	(38,282)

Balance - September 30, 2007	$1,851	$946,318	$803,267	$(371,369)	$(138,552)	$1,241,515

INCOME STATEMENT BY SEGMENT

In Millions

	Quarter Ended September 30, 2007
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$615	$15	$630	$99	$64	$793
Gas Royalty Interests	—	—	—	10	—	10
Freight Revenue	45	—	45	—	—	45
Other Income	—	—	—	4	17	21

Total Revenue and Other Income	660	15	675	113	81	869

Cost of Goods Sold	437	107	544	30	61	635
Gas Royalty Interests’ Costs	—	—	—	9	—	9
Freight Expense	45	—	45	—	—	45
Selling, General & Admin.	15	1	16	6	5	27
DD&A	63	2	65	12	5	82
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	33	20	53	4	3	60

Total Cost	593	130	723	61	80	864

Earnings Before Income Taxes	$67	$(115)	$(48)	$52	$1	5

Income Tax Expense						(5)

Earnings Before Minority Interest						—

Minority Interest						(5)

Net Loss						$(5)

INCOME STATEMENT BY SEGMENT

In Millions

	Year to Date September 30, 2007
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$1,996	$30	$2,026	$314	$168	$2,508
Gas Royalty Interest	—	—	—	37	—	37
Freight Revenue	132	—	132	—	—	132
Other Income	—	102	102	8	57	167

Total Revenue and Other Income	2,128	132	2,260	359	225	2,844

Cost of Goods Sold	1,261	184	1,445	91	212	1,748
Gas Royalty Interests’ Costs	—	—		32	—	32
Freight Expense	132	—	132	—	—	132
Selling, General & Admin.	46	2	48	18	13	79
DD&A	177	8	185	36	14	235
Interest Expense	—	—	—	—	19	19
Taxes Other Than Income	112	58	170	12	9	191

Total Cost	1,728	252	1,980	189	267	2,436

Earnings Before Income Taxes	$400	$(120)	$280	$170	$(42)	408

Income Tax						(127)

Earnings Before Minority Interest						281

Minority Interest						(20)

Net Income						$261

CONSOL ENERGY INC.

PRODUCTION

	3RD QTR 2007 ACTUAL	3RD QTR 2006 ACTUAL
Northern Appalachia	12,018	11,895

Central Appalachia	2,297	3,240

Other Areas	234	179

TOTAL PRODUCTION *	14,551	15,312

*	May not add due to rounding.

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Sept. 30,
	2007	2006
AS REPORTED FINANCIALS:

Revenue ($ MM)	$868.376	$843.352
EBIT ($MM)	$2.731	$62.569
EBITDA ($ MM)	$85.133	$135.393
Net Income / (Loss) ($ MM)	$(5.384)	$48.284
EPS (diluted)	$(0.03)	$0.26
Average shares outstanding - Dilutive	181,866,727	185,555,687

CAPEX ($ MM) (including acquisitions)	$475.822	$175.033

COAL OPERATIONAL:
# Complexes Producing (end of period)	20	14
Sales (MM tons)-Produced only	15.042	15.350
Average sales price * ($/ton)	$40.28	$39.11
Production income ($/ton)	$3.34	$3.44
Production (MM tons)-Produced only	14.551	15.312
Produced Tons Ending inventory (MM tons)**	1.411	2.754

*	note: average sales price of tons produced
**	note: includes equity companies